Exhibit 2.1

Execution Version

ASSET SALE AGREEMENT

This ASSET SALE AGREEMENT (“Agreement”) is dated as of this 13th day of March, 2020, by and among CYPRESS LAWN CEMETERY ASSOCIATION, a nonprofit corporation (all of the foregoing individually and collectively herein referred to as the “Buyer”); and STONEMOR CALIFORNIA, INC., a California corporation, and STONEMOR CALIFORNIA SUBSIDIARY, INC., a California corporation (all of the foregoing individually and collectively herein referred to as the “Seller”). The Seller and the Buyer are sometimes hereinafter collectively referred to as the “parties” and individually as a “party”.  Capitalized terms used herein not initially defined are subsequently defined hereinafter.

W I T N E S S E T H:

WHEREAS, the Seller owns and operates the cemetery, funeral establishment and crematory commonly known as Olivet Memorial Park, Olivet Funeral and Cremation Services, and Olivet Memorial Park & Crematory (“Olivet”), located at 1601, 1651 and 1697 Hillside Boulevard, Colma, California 94014 (collectively, the “Business”);

WHEREAS, the assumed, fictitious or trade name(s) of the cemetery(ies), funeral home(s) and cremator(ies) of Olivet Memorial Park, Olivet Funeral and Cremation Services, and Olivet Memorial Park & Crematory and any variations thereof, are hereinafter collectively referred to as the “Trade Names”;

WHEREAS, the parties desire to provide for the sale and transfer to Buyer of substantially all of the assets of the Business as further described below and as allocated by the Buyer, including certain of the personal property located at, used exclusively in connection with, and arising out of, such Business, together with the real estate utilized in the Business, in exchange for cash, upon the terms and subject to the conditions herein set forth;

WHEREAS, Buyer is not retaining, hiring or employing any employees of the Seller or its Affiliates, any sales people (inside or outside), or any independent contractors, who are employed or engaged to render services or labor in connection with the operation of the Business;

WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed;

NOW, THEREFORE, in exchange for cash, other consideration and in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1.Transfer of Assets.  Subject to the terms and conditions of this Agreement, and except as provided in Section 1.2 below, the Seller does hereby agree to sell, transfer, convey and deliver to the Buyer, and the Buyer does hereby agree to purchase and accept from the Seller, free and clear of all Liens (other than Permitted Encumbrances and Assumed Liabilities, each as defined below), all of Seller’s right, title and interest in and to the following property and rights located at, used exclusively in connection with, and arising out of, the Business:

(a)All of the real property used in the operation of the Business, as more particularly described in Schedule 1 to this Agreement (the “Real Property”), together with all buildings, structures, improvements and fixtures located on the Real Property (the “Improvements”), and all rights, privileges, easements and rights-of-ways, including all well, water tank and water easements and agreements, and other appurtenances benefitting, belonging or pertaining to the Real Property (the “Appurtenances”) are included in the Assets;

(b)All furniture, fixtures, equipment, tools, supplies, tractors, telephones, telephone systems, telephone answering systems and other tangible personal property owned by the Seller and used in the operation of the Business as of the date hereof, or acquired by the Seller between the date hereof and the Effective Time, including, without limitation, those items listed on Schedule 2 to this Agreement, together with all such personal property located at the Real Property and used by the Seller exclusively in the operation of the Business, whether or not listed, are included in the Assets (the “Personal Property”);

(c)All automobiles, trucks, and other vehicles included in the Assets are listed on Schedule 3 to this Agreement (the “Vehicles”);

(d)All caskets, crypts, urns, vaults, monuments, green spaces, mausoleum spaces, niche, long crypts, supplies and other merchandise inventory owned by Seller and used in the operation of the Business, including those items described in Schedule 4 to this Agreement, plus or minus any changes in said merchandise inventory which may result from the ordinary course of the operation of the Business (“Inventory”), and all Services in Progress (as hereinafter defined), are included in the Assets;

(e)All right, title and interest of the Seller, as tenant, in all real property leases (if any) (together with any security deposits held or paid on account of any of the said real property leases), well, water tank and water easements and agreements, contracts, warranties, agreements (including the Take Down Agreement, as defined below, together with any credits to which Seller may be entitled thereunder), licenses, commitments and other Assumed Contracts, including those listed on Schedule 5 to this Agreement, and any other contracts, leases, rental agreements, and commitments entered into exclusively in connection with the Business, are included in the Assets;

(f)Subject to Section 5.5(a) hereof, all preneed funeral, cemetery and/or cremation merchandise (including interment, entombment and inurnment rights) and/or services agreements for which the Business remains liable to provide burial spaces, merchandise and/or services, plus or minus any changes in said agreements which may result from the ordinary course of the operation of the Business (the “Preneed Agreements”), including contracts and accounts receivable associated therewith (including those listed on Schedule 6 to this Agreement) are included in the Assets;

(g)All interests of the Seller in all proceeds of insurance policies relating to or arising from Preneed Agreements, setting forth the amounts insured thereunder, including those described in Schedule 7 to this Agreement, plus or minus any changes in said insurance which may result from the ordinary course of the operation of the Business, are included in the Assets;

(h)All interests of the Seller in those funds trusted pursuant to trust funded Preneed Agreements (“Preneed Trust Funds”), setting forth balances in each case by location, including those listed in Schedule 8 to this Agreement (but excluding Preneed Trust Funds related to Preneed Agreements that have been serviced by the Seller or cancelled or terminated prior to the Effective Time), all interests of the Seller in those funds trusted from interment, entombment and inurnment rights sales deposited in an endowment care and/or special care fund for the benefit of the Business (“Endowment Care Funds”), including those described in Schedule 8 to this Agreement (but excluding distributions from Endowment and Special Care Funds to which the Seller is entitled prior to the Effective Time), and all interests of the Seller in the income derived from the investment of Preneed Trust Funds and Endowment and Special Care Funds, are included in the Assets;

(i)All accounts and notes receivable generated in the operation of the Business including, without limitation, those listed on Schedule 9 to this Agreement, plus or minus any changes in said receivables which result from the ordinary course of the operation of the Business subsequent to the date hereof and until the Effective Time, but not including any receivables due from insurance companies or trust funds as a result of the performance by the Business, or other termination or cancellation of Preneed Agreements prior to the Effective Time, are included in the Assets;

(j)All utility and other deposits previously paid to and/or now held by third parties as of the Effective Time and required to remain on deposit in connection with the operation of the Business and the Assets are included in the Assets;

(k)The goodwill of the Seller in the Business, together with all lists of present or former customers of the Business, all on-site physical business books, documents, records, files databases and reports relating to the Business and the Assets that are beneficial and useful to the Buyer in continuing the Business (collectively, the “On-Site Documents”), the wired telephone numbers and listings for the Business, all transferable government licenses and Permits of the Business, and all of the Seller’s right, title and interest in and the Seller’s rights to use the Trade Names in the trade areas in which those names are currently utilized, subject to any applicable Laws allowing third parties to use the same names, are included in the Assets;

(l)All of Seller’s right, title and interest in and to the Permits and licenses necessary for the ownership, operation and maintenance of the Business and the Assets, to the extent said Permits and licenses are transferrable and/or assignable; and

(m)All of the Seller’s right, title and interest in and to any and all causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of any of the Assets or the Business.

All property to be sold by the Seller to the Buyer described above shall be hereinafter collectively referred to as the “Assets.”

Seller assumes all risk of loss or liability for physical damage to the Assets until Closing. If, between the date of this Agreement and the Closing Date, there is any material loss or damage to all or any portion of the Assets, Buyer may elect, by written notice delivered to Seller, either to (a) terminate this Agreement as set forth herein and neither party shall have any further obligation to the other except as may be expressly provided herein, or (b) continue to Closing and negotiate with Seller for a proportionate reduction in the Purchase Price to reflect said loss or damage (after taking into account any proceeds recoverable by Buyer under insurance policies covering such loss or damage). For the purposes of this provision, the phrase “material loss or damage” shall mean loss or damage to the Assets in excess of $100,000.

Section 1.2.  Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Seller shall not transfer, convey or assign to the Buyer the following assets:  (a) cash and cash equivalents, unrelated to Preneed Trust Funds and Endowment Care Funds or Deposits, (b) all Trust Funds or insurance proceeds related to Preneed Agreements that have been serviced by the Business prior to the Effective Time, (c) the name “StoneMor” or any variation thereof and any name associated therewith, (d) all trademarks, trade names, brand names, service marks, copyrights, website content, domain names, labels, logos, slogans and all other devices used to identify any product, service or businesses of the Seller or an Affiliate (defined below) of the Seller, whether registered or unregistered or protected at common law, and any applications for registration or registrations thereof, or any other intellectual property rights that are related to or also used by the Seller or its Affiliates, except for such rights as are used exclusively in connection with the Business, (e) all accounting, operating or other administrative systems which are used by one or more business(es) owned by the Seller or its Affiliates that are not included in the Business, including but not limited to CARLB, HMIS, VICS, DIPS, Docuserve, Lawson and  Simplicity (except that Seller shall provide (at no cost or expense to Seller) the readily downloadable data on these systems that is beneficial and useful to the Buyer in continuing the Business), (f) all marketing materials, website content, forms of Preneed Agreements, pricing materials and templates, training materials, policy and procedure manuals and other proprietary materials of the Seller or its Affiliates in hard copy or electronic form, (g) all contracts or agreements that benefit one or more businesses owned by the Seller or its Affiliates that are not included in the Business, including, without limitation, merchandise supply agreements and any master vehicle leases, (h) all computer servers, McAfee anti-virus, Computrace, and Viewfinity or other software (i) building plaques bearing the name “StoneMor”, (j) items located at the Business that are owned by a person other than the Seller, (k) inter-company accounts receivable, (l) accounts receivable related to Preneed Agreements that have matured and been serviced prior to the Effective Time, (m) wireless telephone numbers and pager numbers and all wireless communication devices, (n) credit card terminals, (o) corporate and limited liability company records, minutes and records of shareholders’, directors’, members’ and managers’ meetings, (p) off-site general ledgers and related books, (q) off-site employee records and books, (r) all rights that the Seller may have against the Buyer under this Agreement, (s) all electronic sales tablet kits and associated equipment including but not limited to TIN pads, printers, scanner and intellectual property related to sales tablets, (t) a 50% interest in any net royalties received from all oil, gas and other minerals in and under the Real Property during the three years following the Closing Date if they become producing interests within such period (it being understood that the Buyer shall have no obligation, and the Seller shall have no authority, to develop or to attempt to develop, any such interests), (u) all assets utilized to fund benefits under, or constituting assets of, or relating to, any Seller Employee Plan (as hereinafter defined), and (v) all other assets of the Seller which are not used exclusively or primarily in the ownership, operation or maintenance of the Business and which are not necessary to the continued operation of the Business.  All property retained by the Seller described above in this Section 1.2 shall be hereinafter collectively referred to as the “Excluded Assets.”  Except as specifically excepted above, it is intended that the assets, properties and rights of the Business to be sold to the Buyer shall include all of the assets, properties and rights reflected in the foregoing Schedules to this Agreement, other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights that may have been acquired in the ordinary course of business since the date of such listings and prior to the Effective Time.

Section 1.3.Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, Seller shall, on the Closing Date, sell, transfer, convey and deliver to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens, except for Permitted Encumbrances and Assumed Liabilities.

Section 1.3.1.  Purchase Price. On the terms and subject to the conditions of this Agreement, the Buyer, in consideration for the transfer and delivery to it of the Assets as herein provided, will, in addition to the Assumed Liabilities, pay to Seller on the Closing Date the sum

of TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Purchase Price”) subject to the following adjustments and credits:

(a)Seller shall provide a credit to Buyer at Closing in the amount of Five Hundred Twenty-Six Thousand, Two Hundred Thirty-One Dollars ($526,231.00) for the cost to replace, destroy and/or remove damaged or unusable burial vaults which have been sold to customers and for which Seller has taken a withdrawal of Trust Funds pursuant to contracts entered into, but not completed as of the Effective Time;

(b)Seller shall provide a credit to Buyer at Closing in the amount of Two Hundred Eighty Thousand Dollars ($280,000.00) for the cost to perform the repairs required on the four (4) Olivet retorts;

(c)Buyer shall pay to Seller at Closing, in addition to the Purchase Price, the sum of One Hundred Twenty Thousand Dollars ($120,000.00), representing the total amount of future commission payments which Seller estimates will be due and owing to commissioned sales people after the Effective Time in respect of Preneed Agreements with outstanding balances as of the Effective Time, which commissions Seller has agreed to pay pursuant to this Agreement;

(d)Seller shall provide a credit to Buyer at Closing in the amount of One Hundred Ten Thousand Dollars ($110,000.00) for the cost to perform building repairs and modifications to the Abbey Chapel roof due to water damage and to provide a street-level entrance to its mausoleum;

(e)Seller shall provide a credit to Buyer at Closing in the amount of Fifty-Five Thousand Dollars ($55,000.00) for the cost to repair Olivet’s maintenance shop roof;

(f)Seller shall provide a credit to Buyer at Closing in the amount of Eighty-Eight Thousand Dollars ($88,000.00) for the cost to repair and/or replace Olivet’s water pump panel; and

(g)Buyer shall pay to Seller at Closing, in addition to the Purchase Price, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), representing the sum of the following two (2) credits which Seller is entitled to apply against the purchase price for Takedown Lot #3: (a) a credit in the amount of $150,000.00 pursuant to the Take Down Agreement, and (b) an additional credit in the amount of $100,000.00 resulting from a non-

refundable deposit that Cypress Abbey is requiring as a condition of consenting to the assignment of the Take Down Agreement to Buyer.

Section 1.3.2.  Payment of Purchase Price.  On the Closing Date, Buyer shall pay to Seller the Purchase Price and the other sums required to be paid to Seller pursuant to this Agreement, subject to any adjustments and credits as set forth herein, in cash, to be delivered by bank wire transfer of immediately available funds to such account as Seller shall designate to Buyer.

Section 1.4.Assumption of Liabilities; Retained Liabilities.

Section 1.4.1.  Assumed Liabilities.  From and after the Effective Time, the Buyer agrees to assume and timely pay and perform only the following liabilities and obligations and not any others related to the Business or Assets (collectively, “Assumed Liabilities”):

(a)the obligations of the Seller under and pursuant to the terms and conditions of the Preneed Agreements (including the obligation to deliver usable replacement burial vaults for which Buyer is receiving a credit from Seller pursuant to Section 1.3.1(a) of this Agreement), including any certificates or benefits associated therewith, as well as all Services in Progress, as defined below;

(b)the obligations of the Business under and pursuant to the terms and conditions of those contracts included in Schedule 5 to this Agreement (including the vehicle and equipment leases included in Schedule 5 but excluding any of Seller’s insurance policies or insurance obligations regarding any of the Assets) (all of the foregoing collectively, “Assumed Contracts”);

(c)upon the transfer of the Preneed Trust Funds and Endowment and Special Care Funds, the Buyer will assume and thereafter in due course pay, perform and discharge the liabilities and obligations of the Seller arising from and after the Effective Time under the terms of or in connection with the Preneed Trust Funds, Endowment Care Funds and Preneed Agreements;

(d)all obligations and liabilities of the Business or the Seller identified with reasonable particularity in any Inspection Report;

(e)intentionally deleted;

(f)intentionally deleted; and

(g) obligations, liabilities, and/or duties relating to or arising from the Business and the Assets from and after the Effective Time;

provided, however, that anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume or be responsible for any Liabilities or obligations which (i) are not Assumed Liabilities or (ii) arise from any breach or default by the Seller under any Assumed Contract, Permit, Preneed Trust Funds, Endowment Care Funds, applicable Law or otherwise except as expressly set forth herein.

Section 1.4.2.Except as provided in Section 1.4.1 hereof, each Seller shall retain, and the Buyer shall not assume or be responsible or liable with respect to, any Liabilities of the Business or the Assets that precede the Effective Time (except as specifically provided in clause (g) of this Section 1.4.2), whether or not arising out of or relating to the conduct of the Business by any Seller, whether fixed or contingent or known or unknown (collectively, the “Retained Liabilities”), including, without limitation, the following:

(a)Liabilities relating to any Excluded Asset irrespective of whether such liability relates to the period before or after the Effective Time;

(b)Liabilities of the Seller that constitute trade or account payables;

(c)Liabilities of the Seller arising under or relating to any Assumed Contract to the extent such Liabilities arise from any breach or default by the Seller (or any of their Affiliates) under any Assumed Contract that occurs prior to the Effective Time (for the avoidance of doubt, obligations under Assumed Contracts that first arise after the Effective Time (other than due to the breach or default the by Seller) shall be Assumed Liabilities);

(d)Liabilities of the Seller arising under or relating to any Contract (including any written employment or severance agreement between Seller and any current or former employee of the Business) other than an Assumed Contract or a Preneed Agreement;

(e)Liabilities with respect to any Employment Matter (as defined below) concerning or relating to Seller’s or its Affiliates’ employees who are employed directly or indirectly in connection with the operation of the Business (“Seller’s Employees”), including liabilities with respect to (A) any Employee Plan maintained, sponsored, contributed to or required to be contributed to, or participated in by the Seller or any of their Affiliates or any of their ERISA Affiliates for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan, (B) any person at any time employed by the Seller or any of their Affiliates or any of their ERISA

Affiliates, and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by the Seller or any of their Affiliates or any of their ERISA Affiliates including, without limitation, claims arising under health, medical, dental, disability, union funded health, welfare, or pension plan and any associated underfunding liability, or other benefit plan, or other Seller Employee Plan, or as a result of the misclassification of such employee under the Fair Labor Standards Act or other applicable Law, for products, supplies or services provided or rendered prior to the Effective Time, (C) any wage and hour violations, harassment, discrimination, and similar tortious, contract and statutory liabilities concerning any of Seller’s Employees, (D) any payroll withholdings, personal income tax, SDI and similar employment taxes and withholdings, (E) any sales commissions and deferred sales commissions in respect of Preneed Agreements sold prior to the Effective Time, (F) workers compensation claims or injuries, (G) Seller’s payments and employees’ claims for hospitalization or healthcare (or any such person’s spouse, children, other dependents or beneficiaries) who are hospitalized or under treatment prior to the Effective Time and for any such pre-Effective Time hospitalization or treatment that may continue after the Effective Time, or (H) arising out of or related to products, supplies or services provided or rendered prior to the Effective Time by Seller’s Employees, salespersons (inside and outside salespersons) and independent contractors (other (“Employment Matters”);

(f)Intentionally deleted;

(g)Liabilities of the Seller based, in whole or in part, on violations of Law or environmental conditions occurring or existing prior to the Effective Time and arising out of or relating to Environmental Requirements, except to the extent that such Liabilities are identified with reasonable particularity in any Environmental Report;

(h)Except as otherwise specifically provided in this Agreement, all Liabilities of the Seller for any Tax arising as a result of the (A) the ownership of the Assets and the operation of the Business prior to the Effective Time; (B) the transfer of the Assets; and (C) income earned by the Preneed Trust Funds and the Endowment Care Funds through the Effective Time;

(i)Liabilities of the Seller arising out of or relating to any Proceeding to which the Seller or any Affiliate is a party, including without limitation any of the matters referenced on Schedule 10 hereto;

(j)Liabilities of the Seller to any Affiliate;

(k)Liabilities of the Seller arising out of or relating to Sellers’ Funeral Establishment business and services license occurring or existing prior to the Effective Time (Seller, at its sole expense, agrees to terminate its Funeral Establishment business and services license prior to the Effective Time as required by the Bureau (as defined below));

(l)Liabilities of the Seller arising out of or relating to any regulatory license citations, fines, disciplinary actions, facility audits, trust fund audits, inspection reports, abatement orders, and similar regulatory requirement deficiencies or violations concerning the Business or the Assets occurring or existing prior to the Effective Time;

(m)Liabilities of the Seller based, in whole or in part, on violations of applicable Law occurring or existing prior to the Effective Time and arising out of or relating to Business products, goods, supplies and/or services sold, transferred, provided or rendered prior to the Effective Time; and

(n)Liabilities of the Seller that precede the Effective Time which arise under or relate to the Collective Bargaining Agreement (defined below), and any other any written employment or severance agreement between Seller and any current or former employee of the Business.  “Collective Bargaining Agreement” means and refers to that certain collective bargaining agreement executed by and between Olivet Memorial Park and the Cemetery Workers’ and Green Attendants’ Union, Local 265.

Section 1.5Intentionally Deleted.

Section 1.6.Prorations; Services in Progress; Transaction Taxes; Preneed Trust Fund Taxes.

(a)The Seller shall be responsible for all Taxes arising as a result of the operation of the Business or ownership of the Assets prior to the Effective Time. At Closing, real and personal property Taxes relating to the Business and the Assets and any lease payments shall be prorated as of the Closing Date.  If either Buyer or Seller pays more than its pro rata share of the Taxes, then said party shall seek to obtain a refund of such Taxes from the applicable government or taxing authority.

(b)All revenues from and direct costs for merchandise paid to third parties (including Affiliates) associated with Services in Progress will be allocated to the Buyer.  For purposes of this Agreement, “Services in Progress” means any at need funeral, cemetery and/or crematory related services for which a contract has been entered into, but which has not been completed as of the Effective Time.  For purposes of this Agreement, such funeral, cemetery and/or crematory related services are complete when the body or remains have been cremated or interred.

(c)All transfer Taxes, whether related to the Real Property, the sale of any motor vehicles or otherwise and all sales Taxes that arise as a result of the transaction provided for in this Agreement shall be allocated fifty percent (50%) to the Buyer and fifty percent (50%) to the Seller and remitted by the party required to do so in accordance with the requirements of the state where the Business is located.  Seller shall pay 100% of all Taxes arising as a result of the operation of the Business or ownership of the Assets prior to the Effective Time, unless a sales transaction is defined as a ”Service in Progress” whereby the Buyer will be transferred 100% of the transaction sales price and will pay the sales tax for that transaction.  The Buyer shall pay all sales Taxes that arise as a result of business conducted by the Buyer after the Effective Time.

(d)The party to this Agreement that administers the Preneed Trust Funds at the time income Taxes are due will be responsible for payment of those Taxes and shall be responsible for all penalties and interest incurred due to delays in making such payments, except for those Taxes to be paid by the Seller or the Seller’s Trustee from Preneed Trust Funds retained or withdrawn by or refunded to the Seller or the Seller’s Trustee pursuant to Section 5.5(g) hereof.

Section 1.7.Allocation of Purchase Price.  The parties shall prepare a mutually acceptable allocation of the Purchase Price.  The parties agree that (a) such allocation will fairly reflect the fair market value of each category of Assets set out in Schedule 11 to this Agreement, (b) they will report the Tax consequences of the transactions contemplated hereby in a manner consistent with such allocation, and (c) they will not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Law or with the consent of the other party. The Buyer and the Seller shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms, and the Buyer, on the one hand, and the Seller, on the other hand, each agrees to provide the other promptly with any information required to complete such forms.

Section 1.8.Effective Time.  The Effective Time of the transfer of the Assets shall be 11:59 p.m. (prevailing Eastern Time) on the Closing Date.

Section 1.9.Definitions.  Capitalized terms shall have the meaning ascribed to such terms in the text of this Agreement.  The following terms shall be defined as follows:

(a)“Affiliate” means any individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization including, without limitation, a governmental agency (collectively, a “Person”) that is directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with another Person.

(b)“Contract” means and includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral.

(c)“Employee Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, any cafeteria plan as defined in Section 125 of the Code and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self-insurance, death benefits, cafeteria plan, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

(d)“Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Entity relating to the protection of the environment, including all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of any substance: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Entity.

(e)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

(f)“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, the Seller or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

(g) “Governmental Entity” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

(h)“Inspection Reports” means: (i) the Phase One and Phase Two environmental reports listed on Schedule 12 hereto (“Environmental Reports”), (ii) the Pro Forma Policies listed on Schedule 13 hereto, (iii) the Real Property surveys listed on Schedule 14 hereto (the “Surveys”), (iv) the building inspection reports listed on Schedule 15 hereto (the “Building Reports”) and (v) the zoning reports listed on Schedule 16 hereto (the “Zoning Reports”).

(i)“Knowledge of the Buyer,” and similar phrases means the actual (as distinguished from implied, imputed or constructive) knowledge of any of the Buyer’s executive or financial officers and managers (the “Buyer Representatives”), without having any obligation to make any independent inquiry or investigation whatsoever.

(j)“Knowledge of the Seller,” and similar phrases means the actual (as distinguished from implied, imputed or constructive) knowledge of any of Joseph M. Redling, Jeffrey DiGiovanni, Thomas Connolly, Michael Puskar, Austin K. So and Laurianne Nolan, without having any obligation to make any independent inquiry or investigation whatsoever.

(k)“Laws” means any federal, state local, and administrative laws, statutes, rules, regulations, ordinances, orders, codes, common laws, arbitration awards, judgments, decrees, orders or other legal requirements of any Government Authority.

(l)“Liability” means any direct or indirect indebtedness, liability, assessment, or expense, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether disputed or undisputed, whether choate or inchoate, whether accrued, liquidated or unliquidated, and whether due or to become due), including without limitation any liability for Taxes.

(m)“Losses” means any losses, claims, actions, suits, proceedings, charges, penalties, fines, interest, costs, expenses and other damages (including without limitation, legal fees and expenses, court costs, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring).

(n)“Material Adverse Effect” means any effect, change or occurrence that, individually or in the aggregate with any other like effect, change or circumstance, is materially adverse to the Business or the Assets, taken as a whole, except to the extent resulting from (i) changes in general local, domestic, foreign or international economic conditions, (ii) changes affecting generally the industries or markets in which the Business operates, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including changes in generally accepted accounting principles, (v) any other action required by this Agreement and (vi) the announcement of the transaction contemplated by this Agreement.

(o)“Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy and any licensure required for the operation of cemeteries and funeral homes included in the Business) and other evidence of authority.

(p) “Proceeding” means any suit, action, litigation, investigation, notice of violation, audit, arbitration, administrative hearing or any other similar proceeding.

(q)“Permitted Encumbrances” shall mean (i) encroachments, protrusions, boundary line discrepancies, easements, covenants, rights-of-way and other non-monetary encumbrances or restrictions which do not, individually or in the aggregate, materially restrict or interfere with the use of the Real Property as the same is currently being used or that would materially and adversely affect the value of the Real Property, (ii) liens related to taxes not yet due or payable or which are being contested in good faith, (iii) any matters shown on the Pro Forma Policies, and (iv) liens, encumbrances or restrictions that are expressly created or assumed by the Buyer.

(r) “Pro-Forma Policies” means the pro forma policies of title insurance from Fidelity National Title Insurance Company or such other underwriter reasonably satisfactory to the Seller

(the “Title Company”) listed on Schedule 13, in the amounts allocated to the Real Property on Exhibit B (if applicable).

(s)“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer (including, without limitation, realty transfer and burial lot transfer), value added, alternative, add-on minimum and other Tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any Tax-sharing agreement or any other contract.

(t)“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(u)“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any law relating to any Tax, including any amendment thereto.

ARTICLE II

Escrow, Closing and Closing Deliverables

Section 2.1.Opening of Escrow.  Promptly following the execution of this Agreement by Seller and Buyer, an escrow (“Escrow”) shall be opened with the Title Company or an escrow agent mutually agreeable to the parties located in San Mateo, California (each an “Escrow Agent”), and the sale of the Business and the Assets as contemplated by this Agreement shall be consummated through Escrow.  Seller and Buyer each agree to execute and acknowledge as appropriate any instructions, instruments, or documents as may be reasonably requested by Escrow Agent to consummate the transactions contemplated by this Agreement.

Section 2.2.Closing.  The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of the Escrow Agent, or via facsimile (or PDF) and teleconference, on such date (the “Closing Date”) within three (3) business days following satisfaction or waiver of all conditions to closing found in Article VI of this Agreement, at 10:00 o’clock a.m. (Pacific Standard Time), or at other such location, time and date as the parties shall mutually agree. However, the Outside Date by which Closing must take place is March 31, 2020, unless extended as hereinafter provided.

Section 2.3.Instruments of Conveyance and Transfer.  At Closing, the Seller shall deposit into Escrow and/or deliver to the Buyer such special warranty deeds, bills of sale, titles, registrations, consents, waivers, assignment and consent to assignment for the Take Down Agreement, assignment of any real property leases, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form reasonably satisfactory to the Buyer, as shall be effective to transfer ownership of and good title to the Assets to the Buyer, subject only to the Permitted Encumbrances and the terms and conditions of this Agreement.  Both the Seller and the Buyer shall execute and deliver such other documents and pay such expenses as called for by this Agreement or which are usual and customary and which are necessary to close the transactions provided for herein.  The Seller shall take such commercially reasonable steps as may be required to put the Buyer in actual possession and control of the Assets and the Business as of Closing. Except as otherwise expressly provided in this Agreement, all other Closing fees and costs, including, but not limited to, legal fees, accounting fees, consulting fees, broker fees, and other incidental expenses in connection with the transactions contemplated by this Agreement shall be borne by the party that incurs such expenses.

Section 2.4.Other Closing Items.  At Closing, in addition to the instruments of conveyance and transfer of title identified above, the Seller shall further deposit into Escrow and/or deliver or make available to the Buyer all documents necessary for Closing, including but not limited to  (a) originals of all of the information, files, records, data, and plans belonging to the Seller which are part of the Business and/or the Assets; (b) one or more releases or deeds of reconveyance (as applicable) from Wilmington Trust, National Association, in its capacity as collateral agent, sufficient to release the Business and the Assets from the Lien held thereby, including any and all UCC-3 termination statements or amendments, and such other documents needed to release any and all Liabilities or Liens binding on the Business and/or the Assets; (c) written consent of the necessary equity holders of Seller authorizing the transactions contemplated in this Agreement; (d) a certificate of good standing of Seller issued by the California Secretary of State and an Entity Status Letter for Seller and the Business from the Franchise Tax Board of the State of California, each dated within ten (10) days of the Closing Date, unless Seller is unable to obtain any of the foregoing due to delays on the part of the State of California and the Title Company is able to insure Buyer’s title without said items; (e) a Tax clearance certificate or statement of Tax due from the FTB; (f) a Tax clearance certificate from the EDD; (g) a Tax clearance certificate from the California Department of Tax and Fee Administration (formerly the Board of Equalization); provided, however, that the clearance certificates or statements identified in clauses (e) through (g) above shall be delivered by Seller to the extent required by the Title Company to insure Buyer’s title; (h) updated Schedules to this Agreement at least five (5) business days prior to the Closing Date; (i) a certificate of each Seller to the effect that the Seller is not a foreign person within the meaning of section 1445 of the Internal Revenue Code; (j) anything that may be reasonably required by Buyer’s lender and/or the Title Company; and (k) such other items that may be reasonably requested by Buyer to close the transactions contemplated in this Agreement.

Section 2.5.Simultaneous Closing.  Except for the Purchase Price, the delivery of all documents and actions taken at the Closing shall all be considered parts of a simultaneous transaction, and no delivery of documents or actions taken shall be considered completed until all documents have been delivered and other actions taken (or waived).  Notwithstanding the foregoing, the Purchase Price, subject to any adjustments and credits as set forth herein, will be deposited by Buyer into Escrow after Buyer is reasonably satisfied that all of the conditions to closing found in Article VI of this Agreement have been satisfied or waived, and all of the documents necessary to consummate Closing, including the documents identified in Sections 2.1, 2.3 and 2.4 above, have been deposited into Escrow and/or delivered or made available to the Buyer.

ARTICLE III

Representations and Warranties by Seller

In order to induce Buyer to enter into and perform this Agreement and the ancillary documents and agreements contemplated hereby, Seller, jointly and severally, hereby represents and warrants to Buyer as follows:

Section 3.1.Organization; Standing; Authorization; Capacity.  (a) Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective formation, and is qualified to transact business in the State of California, and has all requisite corporate or limited liability company power and authority to own and to conduct the Business as it is now being conducted.  The execution, delivery and performance of this Agreement by the Seller has been duly and effectively authorized by the board of directors or managers and the stockholders or members, as applicable, of each Seller, and no further action or other authorization or consent is required.  Each of this Agreement and the ancillary agreements contemplated hereby, has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

(b)The execution and delivery of this Agreement, and the Closing of the transactions contemplated by this Agreement, will not result in a breach, violation or default by the Seller of or under any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), judgment, decree, Contract, Permit, mortgage, credit agreement, indenture, Law, rule, regulation or statute applicable to the Seller or to which the Seller is a party or by which the Seller is bound or result in the creation or imposition of any Liens (as defined below) with respect to the Assets or the Business.

Section 3.2.Income and Expense Reports; Seller Documents.  The unaudited income and expense reports for the Business for the twelve months ending December 31, 2018 and the nine months ending September 30, 2019, copies of which are attached hereto as a part of Schedule 17 hereto, were not prepared in accordance with generally accepted accounting principles, do not include inter-company items, adjustments and other items required in statements prepared in accordance with generally accepted accounting principles and were prepared for internal use only.  To Seller’s Knowledge, the information, books, accounts, reports, records, documents, financial statements, contracts and similar and other records of the Seller that Seller has delivered or made available to the Buyer are true, correct, and complete in all material respects as of the date delivered or provided.

Section 3.3.Tax Matters.  (a)  The Seller has (separately, or as a part of a consolidated group) filed, and, to Seller’s Knowledge, fully and timely paid all Taxes relating to the Business and/or the Assets, including all federal, state and local income, sales, ad valorem, intangible, franchise Tax, assessor’s Tax and employee benefit plan returns/reports and other Tax returns which are required to be filed by it with respect to the Business as of the Effective Time, and has reported all taxable income and loss, and paid all Taxes required to be paid in connection therewith or Taxes due pursuant to any assessment received by the Seller, including both penalties and interest.

(b)The Seller has properly withheld from employees’ compensation all Taxes (including, as applicable, all employer and employee personal income, withholdings, FICA, FTUA, SDI and all other applicable local, state and federal employment payments), required to be withheld by it and has timely remitted all such withholdings to the proper taxing authorities.

(c)All amounts and Trust funds received by the Seller on sales by the Business which are required under applicable Law to be trusted have been fully and timely deposited in trust, and all federal, state and local income Tax returns and information returns required to be filed concerning such trusts and the income from such trusts have been filed.

Section 3.4.Rights of Third Parties.  Seller is the sole owner of the Business and the Assets being sold to Buyer, and no other person has any claim, right, title to, or interest in such Business or Assets, except those disclosed in the Schedules to this Agreement or included within any Inspection Reports or the Permitted Encumbrances. Other than as disclosed in the Schedules to this Agreement or included within any Inspection Reports or the Permitted Encumbrances, the Seller has not entered into any leases, licenses, easements or other Contracts, recorded or unrecorded, granting rights to third parties in any real or personal property of the Seller included in the Assets, and no Person (other than the Seller or its Affiliates) has any right to possession or occupancy of any of the Assets.

Section 3.5.Title to Assets; Sufficiency. (a)The Seller has good and marketable and insurable (at reasonable rates) title to all of the Assets, subject to no mortgage, lien, security interest, financing statement, easement, right‑of‑way, claims or to any other encumbrances

(collectively, “Liens”) that will not be released in connection with Closing, except for Permitted Encumbrances. Assumed Liabilities and as otherwise disclosed in the Schedules to this Agreement.  All leases pursuant to which the Seller, as lessee, leases personal or real property (which leases are included in the Assets), the Take Down Agreement and the well, water tank and water easements and agreements which run with the Real Property, are valid and enforceable obligations of the Seller as therein provided and to the Seller’s Knowledge, the other party or parties, in accordance with their respective terms.  At the Closing, the Buyer will acquire fee simple or insurable (as set forth above) title to the owned Real Property, a valid leasehold interest in the leased Real Property and good title to all of the Assets, in each case free and clear of any and all Liens except Permitted Encumbrances.

(b)The Assets are sufficient to permit the Buyer to conduct the Business as presently conducted.

(c)Seller has made arrangements using sales proceeds, and/or Seller’s other funds to pay, when due or at the time of Closing, any and all Taxes, Liens, and other liabilities for all periods prior to the Effective Time, in each case which may constitute or give rise to a lien on the Business or the Assets (other than Permitted Encumbrances and Assumed Liabilities).

(d)To Seller’s Knowledge, all Vehicles and Personal Property being conveyed to Buyer are presently in operable condition.

Section 3.6.Description of Properties, Contracts and Schedules. All of the Schedules shall, to Seller’s Knowledge, be true, complete and accurate in all material respects as of the date delivered or provided, and shall be updated at least five (5) business days prior to the Closing Date to include any materially adverse information.  The following Schedules unless otherwise indicated thereon include the following information. Items appropriately disclosed on one Schedule shall be deemed to be disclosed on such other Schedules where the applicability of such disclosure is readily apparent, notwithstanding the omission of any cross-references thereto:

(a)Intentionally deleted;

(b)Litigation – Schedule 10. A list of pending and, to Seller’s Knowledge, threatened Proceedings wherein a judgment, decree or order would have a Material Adverse Effect or a material adverse effect on the transactions contemplated under this Agreement is included in Schedule 10.

Section 3.7.Litigation.  Except as disclosed in Schedule 10 hereto, no Proceeding is pending, or to Seller’s Knowledge, threatened before any Governmental Entity, mediator or arbitrator, wherein a judgment, decree, order, settlement or other resolution would have a Material Adverse Effect, or which would have a material adverse effect on the transactions contemplated under this Agreement, or which would prevent the carrying out of this Agreement or the transactions contemplated under this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyer to divest itself of the Assets or the Business.  To the actual Knowledge of Seller without having conducted any inquiry, no facts or circumstances or other events have occurred that can reasonably be expected to give rise to any such Proceeding.

Section 3.8.Court Orders and Decrees.  Except as disclosed in Schedule 10, there is not outstanding or, to Seller’s Knowledge, threatened, before any court, governmental agency or arbitration tribunal, any order, writ, injunction or decree against or affecting the Seller, relating to the Assets or the Business.

Section 3.9.Trade Names.  The Seller has the legal right to use the Trade Names in the trade areas in which such names are utilized in the Business, subject to any right third parties may have to also use such names under applicable Law.

Section 3.10.Preneed and Trust Funds and Endowment Care Funds.  (a) During the Seller’s ownership of the Business, Preneed Trust Funds and Endowment and Special Care Trust Funds (collectively, the “Trust Funds”), have been held in conformity with all applicable Laws.  All of the Seller’s required contributions to, withdrawals from and investment and other uses of the Trust Funds have been made in accordance with all applicable Laws. Each Seller will have paid, as of the Closing, all commissions due and owing to commissioned sales people in respect of the Preneed Agreements sold prior to the Effective Time.  Buyer will not be liable for paying any commissions earned from payments received by Buyer after the Effective Time under said Preneed Agreements, electing instead, as set forth in Section 1.3 hereof, to pay to Seller at Closing, in addition to the Purchase Price, the sum of $120,000.00 as set forth in Section 1.3.1(a) of this Agreement, representing the total amount of future commission payments which Seller estimates will be due and owing to commissioned sales people after the Effective Time in respect of said Preneed Agreements, which will pay in full any and all such future estimated commissions.  The

Seller has no Knowledge of any actual or alleged non-compliance with applicable Law on the part of the Seller (or any Affiliate of the Seller) with respect to the Trust Funds.

(b) For those Preneed Agreements that are funded by insurance, the Seller has remitted all premiums received by the Seller to the applicable insurance company as required by applicable Law and consumer contracts.  All such insurance policies are identified on Schedule 7 to this Agreement.

(c)  The Seller is not in default or breach of any Preneed Agreements.

Section 3.11.Licenses and Continuation of the Business.  The Seller is in possession of all licenses, Permits, certificates of occupancy and authorizations under all applicable Laws, regulations, rules and ordinances as are necessary to enable the Seller to own and operate the Business as the same is now being conducted, and, to Seller’s Knowledge, there are not any unresolved warning letters, audits, reports, abatement orders, citations, fines or other types of discipline by the California Cemetery and Funeral Bureau (the “Bureau”) relating to any of the licenses of the Seller to operate the Business or for any of Seller’s licensed employees.

Section 3.12.Environmental Matters.  Except as set forth in any Environmental Report, to Seller’s Knowledge, the Business is presently operating in substantial compliance with all applicable federal, state, and local environmental statutes and regulations.  Except as set forth in any Environmental Report, to Seller’s Knowledge, since the Seller acquired the Business, no “hazardous substance”, as that term is defined in the Federal Comprehensive Environmental Response, Compensation and Liability Act, no lead, no asbestos, no petroleum or petroleum products and no “solid waste”, as that term is defined in the Federal Resource Conservation and Recovery Act, has been leaked, spilled, deposited or otherwise released, on the Real Property in violation of environmental laws.

Section 3.13.  Compliance with Laws.  The Business presently is conducted, and the Assets and their respective uses are, in compliance with all Laws applicable to them, including, without limitation, the funding of or maintaining of all Trust Funds, which are in compliance with applicable Laws, except where the failure to so comply would not have a Material Adverse Effect.  No Seller has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity, including the Bureau, relating to, or which could result in a Material Adverse Effect. In connection with the ownership and operation of the cemetery, funeral establishment and crematory included in the Business, the Seller has complied in all material respects with all applicable Laws governing the operation of cemeteries, crematories and funeral homes, the provision of cemetery, cremation and funeral services, and the sale of cemetery, cremation and funeral merchandise.  Furthermore, with respect to the ownership and operation of the cemetery, cremation and funeral home included in the Business, there are no pending or, to the Knowledge of Seller, threatened claims or suspensions against the Seller, by any Person related to the operation of the cemetery, cremation and funeral establishment, the provision of cemetery, cremation and funeral services, and the sale of cemetery, cremation and funeral merchandise.

Section 3.14.  Real Property.

(a)Improvements.  Except as set forth in any Pro Forma Policy or Survey, to the Knowledge of Seller, no municipal or other governmental improvements affecting the Real Property are in the course of construction or installation, and no such improvement has been ordered to be made; and any municipal or other governmental improvements affecting the Real Property which have been constructed or installed have been paid for and will not hereafter be assessed (except with respect to any currently recorded assessments which are to become due after the Closing), and all assessments heretofore made have been paid in full, other than any recorded assessments which are to become due after the Closing; and no Seller has entered into any private contractual obligations relating to the installation of or connection to any sanitary sewers, storm sewers or any other improvements.

(b)Real Property Approvals.  To the Knowledge of Seller, all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Entities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if applicable, have been issued for the Real Property, have been paid for, and are in full force and effect.

(c)Zoning.  Except as disclosed on the letters delivered by the zoning code enforcement officers for the municipalities where the Real Property is located and except as set forth in any Zoning Report or Survey, no Seller has received notice from any Governmental Entity that: (i) any parcel of the Real Property is not in compliance with current zoning and use classifications (or conditional use permits) under the respective municipal zoning ordinance governing such Real Property; (ii) any cemetery, crematory or funeral home use at or on the Real

Property is not a permitted use or an existing non-conforming use thereunder; and (iii) the current construction, operation and use of the buildings and other improvements constituting the Real Property violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Real Property.

(d)No Violations Relating to Real Property.  Except as set forth in any Inspection Report, no portion of the Real Property, and no current use of the Real Property, is in violation of any applicable Law, except where such violation would not have a Material Adverse Effect.  To Seller’s Knowledge, no Seller has received written notice of any presently outstanding and uncured violations of any building, housing, air quality, safety or fire ordinances with respect to the Real Property, Business or Assets, except as set forth in any Inspection Report.

(e) Real Estate Taxes.  No Seller has received written notice of any proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property.  To the Knowledge of Seller, there is no abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes or assessments applicable to the Real Property.

(f)Eminent Domain.  Except as set forth in any Inspection Report, no Seller has received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Real Property and, to the Knowledge of Seller, no Taking has been threatened.

Section 3.15.Inventory. The Seller has good title to the Inventory free and clear of any and all Liens (other than a customer’s rights in items being stored for such customer).  Inventory available for sale and described in Schedule 4 to this Agreement does not consist of items that are obsolete or damaged or items held on consignment.  Except as otherwise disclosed to Buyer (including the disclosures made with respect to the burial vaults described in Section 1.3.1(a) of this Agreement), no Seller has acquired or committed to acquire or produce any merchandise Inventory for sale for which Seller has taken a withdrawal of Trust Funds which is not of a quality usable in the ordinary course of business within a reasonable period of time and consistent with past practice.

Section 3.16.Employment Matters.

(a)OSHA/ADA.Except as set forth on Schedule 10, there is no Proceeding pending with respect to Seller, and, to the Knowledge of Seller, no charge or claim has been made against

Seller that has not been dismissed, discharged or otherwise fully resolved, under the Occupational Safety and Health Act (“OSHA”) or the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act or the Age Discrimination in Employment Act, and pertaining to the facilities and operations of the Business.

(b)Intentionally deleted.

(c)Intentionally deleted.

(d)Intentionally deleted.

Section 3.17.  Contracts.

(a)  Assumed Contracts.  Except for the Assumed Contracts (true, correct and complete copies of which have been delivered or made available to the Buyer), neither any Seller, nor any Affiliate of the Seller, is a party to or bound by any material Contract exclusively relating to the Assets or the Business.  All of the Assumed Contracts are in full force and effect, and there exists no default or breach thereunder by the Seller or, to the Knowledge of Seller, any other party thereto.  Neither the Seller nor any Affiliate has received any notice (written or oral) indicating the intention of any party to any Assumed Contract to amend, modify, rescind or terminate such Assumed Contract.  All of the Assumed Contracts are in full force and effect and are enforceable against the Seller and any Affiliate that is a party thereto and, to the Knowledge of Seller, against all other parties thereto in accordance with their terms and applicable Laws.  Notwithstanding anything to the contrary set forth in this Agreement, the Seller does not represent or warrant that any independent contractor agreement or agreement not to compete (whether independent or contained in a separate agreement) will be enforceable by the Buyer upon its assignment. The Assumed Contracts are subject to any restrictions on assignment to the Buyer contained therein.  The parties shall use commercially reasonable efforts to endeavor to obtain any required consent to the Buyer’s assumption of Assumed Contracts.

(b)  Preneed Agreements.  A copy of each Preneed Agreement being sold hereunder will be located on-site at each location, will be contained in one or more electronic files delivered to the Buyer at Closing or will be provided to the Buyer pursuant to the Data Conversion Agreement described in Section 5.33.

Section 3.18. Operations in Ordinary Course of Business.  Since December 31, 2018 through the Effective Time, the Seller has operated and conducted the Business in the ordinary and usual course consistent with past practices, and there has been no material adverse change in the financial condition, Assets, liabilities, expenses or operations of the Business, nor have any events occurred, nor to the Knowledge of Seller does there exist any circumstances, which would constitute, either before or after the Closing, any such change.  Without limiting the generality of the foregoing, since December 31, 2018 through the Effective Time, no Seller has:

(a)sold, assigned, leased or transferred any of their assets, which are material to the Business singly or in the aggregate, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

(b)canceled, terminated, amended, modified or waived any material term of any Contract relating to the Business to which either of them is a party or by which either of them or any of their assets is bound providing for aggregate annual revenues to the Seller in excess of $25,000;

(c)intentionally deleted;

(d)executed any lease for real or personal property for the Business or the Assets or incurred any Liability therefor except as otherwise disclosed herein;

(e)suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Business or any assets used in the Business that would result, individually or in the aggregate, in a Material Adverse Effect on the Business; or

(f)mortgaged or pledged, or otherwise made or suffered any Lien (other than any Permitted Encumbrance) on, any material asset of the Business or group of assets that are material, in the aggregate, to the Business.

Section 3.19Schedules.  To the extent readily available and to Seller’s Knowledge, the Seller has provided to the Buyer a true, complete and correct electronic copy of the Schedules to this Agreement as of the date hereof.

Section 3.20.  No Other Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING PURCHASED AND TRANSFERRED TO BUYER “AS-IS”, “WHERE-IS” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION, AND THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO

MERCHANTABILITY OR THE QUALITY OR FITNESS OF THE ASSETS FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE) WITH RESPECT TO THE SELLER, THE BUSINESS, THE ASSETS, THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF THE BUSINESS, AND/OR THE ASSETS OR THE ASSUMED LIABILITIES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (a) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO THE BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE BUSINESS, (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO THE BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES OR THE CONTRACTS AND AGREEMENTS TO BE TRANSFERRED AND ASSUMED BY THE BUYER HEREUNDER, OR (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, COMPLIANCE WITH ANY LAWS.

ARTICLE IV

Representations and Warranties of Buyer

In order to induce Seller to enter into and perform this Agreement and the ancillary documents and agreements contemplated hereby, Buyer hereby represents and warrants to the Seller as follows:

Section 4.1.Authority.  (a)  Buyer is a nonprofit corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and is qualified to transact business in the State of California, and has all requisite corporate power and authority to own and conduct the Business as it is now being conducted.  The execution, delivery and performance of this Agreement by the Buyer has been duly and effectively authorized by the board of directors or managers and the stockholders or members, as applicable, of the Buyer, and no further action or other authorization or consent is required by law or otherwise.  Neither the execution and delivery of this Agreement by the Buyer nor the performance by the Buyer of the transactions contemplated hereby will (i) violate any provision of the organizational documents of the Buyer, or (ii) violate or constitute an occurrence of default (with or without notice or lapse of time, or both) under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, lien, lease, agreement, instrument, order, judgment, decree or other contract or arrangement to which the Buyer is a party or by which it is bound.  The Buyer is not in violation of any of its organizational documents.

(b)Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

Section 4.2.Datasite Access.  The Buyer acknowledges that prior to the execution hereof, it or its representatives have been given access to the Datasite to review the Schedules to this Agreement, which Schedules may be updated from time to time prior to Closing.  The Buyer acknowledges that changes to the Schedules that are posted to the Datasite shall constitute proper notice and the Buyer’s knowledge of any such Schedule changes, provided that the Seller provides written notice to the Buyer at least one time per calendar week prior to the Closing Date summarizing any such changes during such week, subject to the Buyer requesting that the Seller provide the written notice described in this sentence if the Buyer has not otherwise received such notice from the Seller.

Section 4.3.Adequacy.  The Buyer acknowledges that, to the Knowledge of the Buyer, the Assets transferred pursuant to this Agreement, together with the Buyer’s existing resources, enables the Buyer to operate the Business as an ongoing entity and that no other assets are needed from the Seller to do so.

Section 4.4.Buyer Brokers.  The Buyer warrants that it has not engaged the services of a broker in relation with the transaction contemplated by this Agreement.

Section 4.5.

Buyer’s Due Diligence.  As of the Date of this Agreement, the Buyer has received full access to all properties, books and records of the Business and the Buyer has had a full opportunity to investigate the condition of the Business and the Assets, including but not limited to the Inspection Reports.  The Buyer has provided to the Seller a complete and correct copy of all Inspection Reports received as of the date hereof. Any fact, matter, condition, deficiency, encumbrance, or encroachment reflected or referenced in an Inspection Report is hereby deemed accepted by the Buyer and the Buyer waives any claim to indemnification or any other remedy that it may have related thereto against the Seller.

Section 4.6.Buyer’s Disclosure.  As of the date of this Agreement and as of the Effective Time, to the Knowledge of Buyer, there is no event, fact, occurrence or failure to disclose on the part of the Seller or the Business that would result in the breach of any representation or warranty made by the Seller herein or that would have a Material Adverse Effect.

Section 4.7.Disclosure of Information/No Other Representations or Warranties. The Buyer acknowledges that prior to the execution hereof, it or its representatives have been furnished with certain information regarding the Seller and its businesses (including the Business and the contracts and agreements to be transferred to and assumed by the Buyer hereunder), assets (including the Assets), results of operations and financial condition (including the Assumed Liabilities), and the most recently available information relating to the Preneed Agreements.  The Buyer acknowledges that, except as expressly set forth in this Agreement (including the Schedules hereto), neither the Seller nor any of its Affiliates, directors, managers, officers, employees, agents or representatives has or have made, or shall be deemed to have made, and neither the Seller nor any of its Affiliates, directors, managers, officers, employees, agents or representatives is liable for, or bound in any manner by, any representation or warranty as to the Buyer’s or the Seller’s respective businesses, assets, results of operations or financial condition of the Businesses, Assets, Assumed Liabilities, Preneed Trust Funds, or contracts and agreements to be transferred to and assumed by the Buyer hereunder.  Moreover, the Buyer acknowledges that it has not relied on any representation or warranty that is not expressly set forth in this Agreement.

Section 4.8.  No Other Representations or Warranties by Buyer.  Except as expressly stated in this Agreement, the Buyer makes no other representation or warranty of any kind whatsoever.

ARTICLE V

Covenants; Post APA Signing and Post Closing Obligations

Section 5.1.Access to Business.  From and after the date of this Agreement, upon receipt of reasonable advance written notice from the Buyer, the Seller will give the Buyer and its representatives reasonable access to all on-site properties, books, documents and records of the Business and the Assets so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business and the Assets, provided that such investigation shall not unreasonably interfere with the operations of the Business.  Prior to any such access, the Buyer shall provide the Seller with a certificate of liability insurance reasonably satisfactory to the Seller. The Buyer shall restore the property to its condition immediately prior to such access if such access results in damage to the property.

Section 5.2.Conduct of Businesses Pending Closing.  From and after the date of this Agreement and pending the Closing and except as otherwise permitted by this Agreement or as consented to by the Buyer in writing, the Seller covenants that:

(a)The Seller will conduct the Businesses only in the ordinary course consistent with past practices which, without limitation, shall include compliance in all material respects with all applicable Laws, and the maintenance in force of all insurance policies;

(b)The Seller shall preserve its business organization intact and use commercially reasonable efforts to protect the goodwill of the Business and to maintain for the Business the current relationships of suppliers, customers and others having business relations with such Business;

(c)The Seller shall maintain the Assets in their current state of repair, excepting normal wear and tear;

(d)The Seller shall use commercially reasonable efforts to ensure that key employees and key independent contractors continue their association with the Business through the Closing Date; and

(e)No Seller shall engage in any practice, take, fail to take, or omit any action, or enter into any transaction, (i) of the kind described in Section 3.18 or (ii) which would make any of the representations and warranties in Article III not true.

Section 5.3.Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transactions contemplated by this Agreement, including cooperating with the other parties to this Agreement.

Section 5.4.Further Assurances.  From time to time after Closing, either party to this Agreement may request, and the other party will, without additional consideration, execute and deliver any additional instruments and take any other commercially reasonable actions as may be required to convey, assign, transfer and deliver the Assets and the Business to the Buyer and otherwise carry out the terms of this Agreement.

Section 5.5.Buyer’s Trustee and Trust Funds; Funeral Home Establishment License.  (a) As of the date hereof, Buyer has applied (or will apply) for all licenses, permits and other governmental authorizations and approvals required, including approval of Buyer’s trust agreements and trustees, as applicable, as a prerequisite to the Buyer operating the cemetery (including the Takedown Lots (as defined in the Take Down Agreement)), and crematory and selling Preneed Agreements or accepting funds paid by customers toward Preneed Agreements with the Business and shall diligently pursue them to conclusion using Buyer’s best efforts; provided, however, that Buyer does not intend to seek a funeral home establishment license.  Nevertheless, the parties agree that all Preneed Agreements for pre-need funeral services and merchandise that have been sold by Seller (including all interests of the Seller in all proceeds of insurance policies relating to or arising from said Preneed Agreements) will be assigned to Buyer upon Closing subject to any required Bureau approval to be obtained by Buyer.

(b) The Buyer shall, prior to Closing, select and designate a trustee or trustees (“Buyer’s Trustee”) that is qualified under applicable state law to receive all Preneed Trust Funds and/or Endowment Care Funds.  At or prior to Closing, the Buyer shall confirm in writing to the Seller and trustees that hold the Trust Funds (“Seller’s Trustees”) its compliance with the above requirements and acceptance by the Buyer’s Trustee of its/their designation and appointment as such.  At or prior to Closing, the Buyer or the Buyer’s Trustee shall also provide the Seller’s Trustee with documents and information reasonably requested by the Seller’s Trustee to effectuate the transfer of the Preneed Trust Funds and Endowment Care Funds.

(c) In the event that (i) the Trust Funds in the Trust Accounts are commingled with other trust funds of the Seller, or their Affiliates and/or (ii) the Trust Funds relating to the Business are held pursuant to a trust agreement that also governs trust funds that do not relate to the Business, then the Seller may, between the date of this Agreement and the Closing, segregate the funds in the Trust Accounts into separate trust accounts.  Notwithstanding anything contained herein to the contrary, the Buyer acknowledges that in the event that the Trust Funds in the Trust Accounts are commingled with other trust funds of the Seller, the Seller is conveying to the Buyer, as a part of the Assets, only that portion of any commingled trust funds consisting of the Trust Funds attributable to the Business.

(d) As soon as practicable after Closing (but in no event later than ten (10) business days after Closing), the Seller will transfer the assets contained in the Trust Funds to a trust account designated by the Buyer.  The Buyer acknowledges that the value of the total assets contained in the Trust Funds may vary from the total of the amounts originally trusted in respect thereof as well as the trust balance reflected on Schedule 8 hereto.

(e) The Buyer shall take all steps necessary to ensure that on the Closing Date, the Buyer’s Trustee is prepared to accept all Preneed Trust Funds and/or Endowment Care Funds.  Should the Buyer fail to designate a qualified Trustee or to otherwise accept the transfer of the Preneed Trust Funds and Endowment Care Funds within thirty (30) days after the Seller has provided the Buyer notice that the Seller is prepared to transfer the Preneed Trust Funds and Endowment Care Funds (“Notice Period”), the Seller may continue to administer the Preneed Trust Funds and Endowment Care Funds and the Buyer shall pay to the Seller $250.00 as an administration fee for each day that the Seller continues to administer the Preneed Trust Funds or Endowment Care Funds after the Notice Period.

(f)Until the assets in the Trust Funds are initially transferred to the Buyer, the Seller may continue to make withdrawals from the Retained Trust Funds for legally and contractually allowed amounts, proper withdrawals for accrued Endowment Care Funds income (and other amounts permitted by applicable Laws) through the Effective Time, or other appropriate withdrawals, all in accordance with applicable Laws.

(g)Prior to the transfer of the Retained Trust Funds, the Seller shall cause to be computed (for payment to the applicable Tax authorities) such Taxes as are due on income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds. The Seller and the Buyer shall cause to be retained/withdrawn such Tax amount from the Retained Trust Funds prior to their delivery to the Buyer’s Trustee; provided, however, if such computation cannot be promptly concluded, the Seller and the Buyer shall in good faith estimate the Tax liability and the Retained Trust Funds less the estimated Tax liability shall be delivered to the Buyer’s Trustee.  If such estimated Tax liability was too low, the Buyer shall pay to the Seller such deficiency from the Retained Trust Funds, and if such estimate was too high, the Seller shall pay to Buyer such excess from the Seller’s funds.

(h)Notwithstanding anything to the contrary, but except as contemplated/allowed in (f) and (g) preceding, after the Closing, no Seller shall be entitled to receive any amounts from, or with respect to, the Endowment Care Funds.

(i)Prior to the transfer of the Retained Trust Funds, the Buyer shall permit the Seller reasonable access to the books and records of the Business as shall be reasonably necessary for the Seller to properly make the withdrawals and deposits to the Retained Trust Funds as are contemplated in (f) and (g) above.

Section 5.6.Adjustments to Trusts.  At any time prior to the initial transfer of the Preneed Trust Funds and/or Endowment Care Funds pursuant to Section 5.5 above up to but not beyond the Closing Date, the Seller may, in its sole discretion, make the following adjustments:

(a)Consistent with the ordinary course of business as to each Trust Fund, deposit funds for newly sold Preneed Agreements or collected receivables relating to Preneed Agreements required to be deposited by applicable Law;

(b)Make withdrawals from Trust Funds as Preneed Agreements are serviced, canceled or otherwise terminated; and

(c)Intentionally deleted.

Section 5.7.Post Closing Access and Cooperation.  Seller and Buyer each agrees to cooperate and to cause its respective employees, Affiliates, and employees of its Affiliates to cooperate, and to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably requested by either party to carry out the terms and provisions of this Agreement after executing this Agreement and after the Closing Date. This covenant shall survive the Closing and includes, but is not limited to, the following:

(a)Following Closing, the Buyer shall, and shall cause its employees, Affiliates, employees of its Affiliates and any successor, assignee or subsequent purchaser or owner of the Business or all or any portion of the Assets to:

(1)maintain the On-Site Documents for the greater of ten (10) years or any period required by any applicable Law; and

(2)cooperate with the Seller (and the Seller shall cooperate with the Buyer and shall cause its employees, Affiliates, employees of its Affiliates and any successors and assigns to cooperate with the Buyer) in connection with the resolution of any ongoing or future litigation, regulatory matter, Tax filing, consumer complaint, or any other matter related to the operation of the Business prior to the Effective Time or for any matter arising after the Effective Time for which either party may be obligated to indemnify the other (“Post Closing Matters”).  Such Cooperation will include, but is not limited to, (i) providing merchandise and services to resolve any such Post Closing Matter, and (ii) providing the Seller and its counsel, accountants and other authorized representatives, reasonable access to (1) the Business facilities during normal business hours, (2) all Documents for the purpose of review, extraction and photocopy, and (3) Business personnel for the purpose of interview and/or deposition.  The Buyer shall be entitled to reimbursement only for its actual out-of-pocket costs associated with providing the Seller assistance in accordance with this Agreement.  For the avoidance of doubt, Section 5.24 shall govern the resolution of Burial Issues (as defined therein).

(b)Following Closing, the Seller shall, and shall cause its employees, Affiliates, employees of its Affiliates and any successors and assigns, to:

(1) maintain all off-site physical business books, documents, records, files databases and reports relating to the Assets or the Business that are beneficial and useful to the Buyer in continuing the Business (collectively, the “Off-Site Documents”), and to provide copies thereof to the Buyer and its employees and agents from time to time upon request, for the greater of ten (10) years or any period required by any applicable Law; and

(2)cooperate with the Buyer (and the Buyer shall cooperate with the Seller and shall cause its employees, Affiliates, employees of its Affiliates and any successors and assigns to cooperate with the Seller) in connection with the resolution of any matter arising after the Effective Time involving a Retained Liability.  Such Cooperation will include, but is not limited to, providing the Buyer and its counsel, accountants and other authorized representatives, reasonable access to Off-Site Documents for the purpose of review, extraction and photocopy.  The Seller shall be entitled to reimbursement only for its actual out-of-pocket costs associated with providing the Buyer assistance in accordance with this Section 5.7.

Section 5.8.   Post Closing Transfers.  Immediately after Closing, the Buyer and Seller shall cooperate in transferring all utilities, internet services, facsimile numbers, wired telephone numbers and listings, and any other third party services used in the Business (“Third Party

Services”) to be transferred to the Buyer, including transferrin to Buyer all financial responsibility therefor.  In addition, the Buyer shall, within a commercially reasonable time, submit to the appropriate governmental agency the vehicle title transfer forms necessary to transfer ownership of the Seller owned vehicles listed on Schedule 3 to the Buyer or the Buyer’s designee.  Should financial responsibility for Third Party Services fail to be transferred within thirty (30) days after the Closing Date, the Seller may terminate those Third Party Services without liability of any kind to the Buyer.

Section 5.9.Accounts Receivable.  The parties anticipate that subsequent to Closing: (a) the Seller may receive payments of accounts receivable that are included in the Assets purchased by the Buyer hereunder and (b) the Buyer may receive payments of accounts receivable related to Preneed Agreements that have matured and have been serviced by the Business prior to the Effective Time that are not included in the Assets.  Each party shall notify the other party upon receipt of any such payments and shall promptly account for and transmit such payments to such other party.

Section 5.10.Signage.  The Buyer agrees to remove, or permanently cover up, any signs or other logos used in the operation of the Business containing the StoneMor name or symbols within a reasonable time after the Closing Date, not to exceed sixty (60) days.

Section 5.11.Public Announcements.  Buyer and Seller will consult and agree in writing, such agreement not to be unreasonably withheld, prior to either party issuing any press release or making any public announcement related to the subject matter of this Agreement, whether before or after the Closing. Notwithstanding the foregoing, by countersigning below, Buyer acknowledges, agrees and consents to Seller filing an 8-K with the SEC and issuing a press release concurrently with the execution of this Agreement.

Section 5.12.Intentionally deleted.

Section 5.13.Intentionally deleted.

Section 5.14.Return of Excluded Assets.  Immediately following Closing, the Buyer shall return to the Seller, at the Seller’s expense, all Excluded Assets.

Section 5.15.Pre-Closing Regulatory Approvals.   Each party shall use its commercially reasonable efforts to (a) prepare and furnish all necessary applications, information and documentation required of such party to obtain all United States federal, state, local or other regulatory approvals and licenses, including those required by the Bureau, required to complete the transaction contemplated herein and for Buyer to operate the cemetery and crematory located at Olivet (“Regulatory Approvals”), no later than fifteen (15) days from the date of this Agreement; (b) take all other actions that may be necessary to demonstrate to any regulatory authority that must provide licenses or Regulatory Approval that the Buyer is an acceptable purchaser of the Assets and Business, and that the Buyer will effectively compete using the Assets; and (c) obtain all required licenses and Regulatory Approvals. Seller shall, at its sole expense, provide any audits or reports regarding any pre-Effective Time trust funds, the Business or the Assets that may be required by the Bureau for the issuance of any cemetery and/or crematory licenses to Buyer to operate the cemetery and crematory located at Olivet.

Section 5.16.Post Closing Regulatory Approvals.  The Buyer, with Seller’s assistance and cooperation to the extent provided herein, shall secure all licenses and regulatory approvals that must be completed post-Closing in order that the Buyer may properly and legally operate the cemetery and crematory Business.

Section 5.17.Regulatory Acknowledgement.  The parties hereby acknowledge and agree that the risk of unanticipated additional terms or conditions being imposed by regulatory authorities or other government entities (including the Bureau) is beyond the control of the Seller and the Buyer, and that the parties may need to extend the Outside Closing Date (to a date not to exceed May 29, 2020) in order for the Bureau to issue new cemetery and crematory licenses in order that the Buyer may properly and legally operate the cemetery and crematory Business, unless the Bureau agrees to allow the Buyer to operate the cemetery and crematory Business after Closing and before issuing such new licenses to Buyer (in which case no extension of the Outside Closing Date shall be required).

Section 5.18.Third Party Consents.  The Seller shall use its commercially reasonable efforts to obtain, and the Buyer shall use its commercially reasonable efforts to assist and cooperate with the Seller in obtaining, the third party consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation the consents set forth on Schedule 5 hereto (collectively, the “Required Consents”).  For the avoidance of doubt, the Required Consents do not include the Regulatory Approvals.

Section 5.19.Bulk Sales.  The Buyer and the Seller each waive compliance by the other with the applicable provisions of any so-called “bulk sales law,” or similar law, of any jurisdiction (if and to the extent applicable to the transactions contemplated hereby).

Section 5.20.Disclosure Schedules.  At least five (5) business days prior to the Closing Date, the Schedules (and all updates thereof as may be contemplated or required hereunder) shall be delivered by the Seller to the Buyer.

Section 5.21.Confidentiality.  All information obtained by the parties pursuant to this Agreement shall be subject to any confidentiality agreement executed on behalf of the Seller and on behalf of the Buyer.

Section 5.22.Title to Real Estate. The Buyer accepts all matters affecting the Real Property and the title thereto reflected in the Pro Forma Policies and the Surveys.

At Closing or as soon thereafter as practicable, the Title Company shall issue, one-half at the Buyer’s expense and one-half at the Seller’s expense (provided premium is for standard coverage only), its title insurance policies consistent with its Pro Forma Policies.

Section 5.23.Cooperation Regarding Financial Information.  After the Closing, without limiting the generality of any other provision of this Agreement, and without further consideration, the Seller shall, and shall cause its respective Affiliates to, provide reasonable cooperation (including reasonable access to the Seller’s files, records and employees) to the Buyer and its agents and representatives (including the Buyer’s external auditors) in connection with the preparation and audit of financial statements and financial information and disclosures relating to the Business and the Assets, as applicable.  The Buyer shall reimburse the Seller for any reasonable out-of-pocket costs incurred by the Seller.

Section 5.24.  Wrongful Burial Resolution.  The Buyer recognizes that issues or problems may arise that relate to the term of the Seller’s or its predecessor(s)’ ownership of the Business and that result from garden mapping, pinning, surveying and layout, inaccurate records, installation of lawn crypts or vaults, burial practices, the size of burial spaces, burials that were misplaced, improperly recorded or that cannot otherwise be properly accounted for, misburials, and multiple sales of the same burial rights (“Burial Issues”).  With respect to Burial Issues hereafter discovered that were caused by any owners of the Olivet cemetery prior to Seller, the Buyer agrees to use commercially reasonable efforts consistent with current cemetery standards and practices, including utilization of the Buyer employees, equipment, merchandise and other available lands within the affected cemetery(ies), at the Buyer’s sole cost, except as set forth below, to resolve promptly such Burial Issues and to mitigate the third party claims by customers of the cemeteries and their families. Notwithstanding the foregoing, in the event the Buyers’ actual out of pocket costs associated with resolving any individual Burial Issue (other than those caused by Seller) exceeds $10,000 (the “Individual Burial Issue Threshold”), the Seller shall be solely responsible for any of Buyers’ actual out-of-pocket costs in excess of $10,000 with respect to any such individual Burial Issue.  For purposes of this Section 5.24, Buyer’s actual out of pocket costs shall include the following costs: Buyer’s (a) actual cost of third party merchandise or services, (b) actual labor cost for services provided and (c) cost of goods sold for cemetery property, including burial spaces.  In the event that the Buyer uses more than an aggregate of 50 burial spaces at its cemeteries to resolve Burial Issues, then Seller shall reimburse the Buyer for such burial space at such cemetery at the Buyer’s cost of goods sold for such burial space (regardless of whether any such individual excess Burial Issue exceeded the Individual Burial Issue Threshold). Notwithstanding the foregoing, the Seller retains the right to contest that it has any liability to a third party for any Burial Issue.

Section 5.25.Post-Closing Tax Matters. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns, reports and filings with respect to the Business for all periods up through the Effective Time and, except as otherwise provided herein, shall make timely payment of any Taxes (including any sales tax, income tax, property tax, transfer tax, excise tax, and any other taxes for any of the transactions contemplated by this Agreement) owed with respect thereto to the applicable Taxing Authorities.

Section 5.26.Data Conversion Agreement.  At Closing, Seller shall immediately provide Buyer (including Buyer’s IT and other relevant personnel) physical access to the Business, the Real Property, and the Assets, in order to promptly commence transferring, downloading and inputting of all of the information, data and documents concerning Business and the Assets contained in Seller’s computers, files, records and documents to Buyer’s computers, programs, software and systems.  At Closing, Seller shall further provide Buyer with access to such employees of StoneMor Inc. who have knowledge of such matters and who can assist Buyer with such transition efforts.  At Closing, the parties agree to enter into a Data Conversion Agreement in form reasonably satisfactory to the parties to the extent there is need for post-Closing data conversion.

Section 5.27.Purchase Price Adjustment.  The Buyer acknowledges that the Purchase Price, subject to any adjustments and credits as set forth herein, constitutes full and final settlement and satisfaction of: (a) all matters reflected on any Inspection Report; and (b) any inaccuracy in any representation, warranty or report provided by the Seller to the Buyer as of the date hereof in regard to: (i) the number of developed, undeveloped or developable acres of land in any cemetery included in the Business, (ii) the market value (including losses) of the assets held in the Business Preneed Trust Funds and/or Endowment Care Funds and any inconsistencies in the market value of the Business Preneed Trust Funds and/or Endowment Care Funds and the stated trust fund balances (“Purchase Price Adjustment Matters”).  The Buyer waives any claim for indemnification or any other cause of action arising pursuant to this Agreement in relation to any Purchase Price Adjustment Matters.

Section 5.28. Joint Notice to Families who Purchased Pre-Need Cemetery Goods and Services. At Closing, Seller and Buyer shall jointly notify customers who have purchased pre-need cemetery goods and services from Seller, by sending letters to those persons who have an outstanding balance owed for their purchase of any Olivet cemetery interments, goods and services, and any cremation services and goods, informing them of the change in ownership and providing information about the Buyer, including but not limited to, where customer remittances should be sent after the Effective Time.

Section 5.29. Seller Compliance with respect to Seller’s Employees.  Seller shall be solely responsible for complying with any requirements (including notice requirements) binding on Seller and concerning or relating to Seller’s Employees, whether based upon COBRA, WARN and any other applicable Laws and agreements (including the Collective Bargaining Agreement).

Section 5.30.Seller’s Cooperation with Takedown Lot #3. Following the execution of this Agreement by both parties, Seller agrees to promptly provide Buyer with all information, documents, records, escrow documents, title reports, relevant communications and/or government approvals (in each case, to the extent in Seller’s possession or control) which concern the acquisition of Takedown Lot #3 pursuant to and as defined or described in the Take Down Agreement, which is being assigned and assumed by Buyer, pursuant to an Assignment of

Agreement for Purchase and Sale (“Assignment of Take Down Agreement”).  Seller agrees to cooperate with Buyer’s reasonable requests in order that Buyer is able to complete the acquisition of Takedown Lot #3, in accordance with the terms of the Take Down Agreement, the Assignment of Take Down Agreement and the Consent defined and described therein. Seller’s agreement to cooperate with Buyer’s reasonable requests in this regard shall continue after the Closing Date until Buyer’s acquisition of Takedown Lot #3 is completed.

Section 5.31Solicitation of Cemetery and Cremation Customers.   After Closing, Seller shall not solicit any of its existing Olivet customers who have purchased any cemetery and and/or cremation goods and services prior to the Effective Time, to purchase any other or additional cemetery and/or cremation goods and services from Seller or any of its affiliates.

Section 5.32.Termination of Olivet’s Funeral Establishment Business.  Following the Closing, Seller shall promptly proceed to terminate effective as of the Effective Time its funeral goods and services business known as “Olivet Funeral and Cremation Services” and its Funeral Establishment license for such business.  Seller shall comply, at its sole expense, with all requirements by the Bureau, statutes and regulations to terminate its funeral business and license.

Section 5.33.Compliance with Notice of Change of Ownership.  The parties shall cooperate with each other in complying with the requirements of Health & Safety Code §8585 regarding the notices for change of ownership of the Olivet cemetery in providing proof of such compliance to the Bureau.  Buyer will be responsible for providing notice to the Bureau and for posting notice of change of ownership requirements at the Olivet cemetery.  Buyer will be responsible for publishing the notice of change of ownership.

Section 5.34.Termination of Olivet’s Cemetery and Cremation Business.  Following the Closing, Seller shall promptly proceed to terminate effective as of the Effective Time, its cemetery and cremation goods and services Business being offered at the Olivet cemetery and crematory.  Seller shall comply, at its sole expense, with all requirements by the Bureau, statutes and regulations to terminate its cemetery and cremation business and license.

ARTICLE VI

Conditions Precedent to Buyer’s and Seller’s Respective Obligations and Closing

The respective obligations of the Buyer and the Seller under this Agreement are subject to the following conditions:

Section 6.1.Representations and Warranties True When Made and At Closing.

(a)Solely with respect to the Seller’s obligations to close this Agreement, all of the representations and warranties of the Buyer shall be true in all material respects as of the date of this Agreement and on the Closing Date (unless made as of another designated date, which as of the Closing shall remain true and correct in all material respects as of such designated date) except for instances where the failure of such representations to be true, taken in the aggregate, would not have a Material Adverse Effect..

(b)Solely with respect to the Buyer’s obligations to close this Agreement, the representations and warranties of the Seller shall be true in all material respects as of the date of this Agreement and on the Closing Date (unless made as of another designated date, which as of the Closing shall remain true and correct in all material respects as of such designated date) except for instances where the failure of such representations to be true (including, without limitation, as shown by the Buyer’s audits of the financial statements of the Business), taken in the aggregate, would not have a Material Adverse Effect.

Section 6.2.Regulatory, Third Party Approvals, Licenses and Permits.  Solely with respect to the Buyer’s obligations to close this Agreement, at or prior to Closing, all Regulatory Approvals and Required Consents shall have been obtained to consummate the transactions contemplated hereby, transfer the Assets and to lawfully and properly operate the cemetery and crematory Business and, solely with respect to the Buyer’s obligations to close this Agreement, the Buyer shall have obtained all licenses and Permits required for the operation of the cemetery and crematory Business.  Seller agrees to cooperate with, and assist, Buyer in applying for and securing all required licenses, permits, approvals and consents from the Bureau, any government agencies and any third parties.  Seller shall further perform, remedy and pay for, as its sole expense, any demands imposed by the Bureau as a condition for its issuing to Buyer new cemetery and crematory licenses, to the extent such demands arise from the actions of Seller occurring or existing prior to Effective Time, including demands relating to any audit of the Trust funds and payment of any Pre-Closing shortages of such Trust funds as may be required by the Bureau.

Section 6.3.Performance of Obligations.

(a)Solely with respect to the Seller’s obligations to close this Agreement, the performance of the obligations, agreements, conditions and covenants of the Buyer that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.

(b)Solely with respect to the Buyer’s obligations to close this Agreement, the performance of the obligations and covenants of the Seller that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.

Section 6.4.No Order.  No Law, order or judgment shall have been enacted, entered, issued or promulgated by any Governmental Entity, arbitrator or mediator, which challenges, prohibits, restricts or enjoins the consummation of the transactions contemplated hereby, nor shall there be pending or threatened, any action, suit or proceeding by or before any Governmental Entity (including the Bureau), arbitrator or mediator, challenging any of the transactions contemplated by this Agreement, seeking monetary relief by reason of the consummation of such transactions or seeking to effect any material divestiture or to revoke or suspend any material Contract, license or Permit of the Business by reason of any or all of the transactions contemplated by this Agreement.

Section 6.5.Delivery of Signed Documents.

(a)Solely with respect to the Seller’s obligations to close this Agreement, this Agreement and all other agreements, certificates and other instruments of transfer, conveyance and assignment deemed necessary, described and listed in Article II shall have been executed (and notarized, if applicable) by the Buyer and delivered to the Seller.  In addition, the Buyer shall provide the Seller with complete and correct copies of any updates to any Inspection Reports.

(b)Solely with respect to the Buyer’s obligations to close this Agreement, this Agreement and all other agreements, certificates and other instruments of transfer, conveyance and assignment and other documents deemed necessary, described and listed in Article II shall have been executed (and notarized, if applicable) by the Seller and delivered to the Buyer. In addition, at least five (5) business days prior to the Closing Date, the Schedules (and all updates thereof as may be contemplated or required hereunder) shall be delivered by the Seller to the Buyer.

Section 6.6.Delivery of Purchase Price.  Solely with respect to the Seller’s obligations to close this Agreement, the Purchase Price, subject to any adjustments and credits as set forth herein, shall have been paid by the Buyer in accordance with Section 1.3 via wire transfer of immediately available funds to an account designated by Seller.

Section 6.7. Lender Consents; Financing.  Solely with respect to the Buyer’s obligations to close this Agreement:

(a)All consents required to have been made, obtained or given by the Buyer’s lenders, have been obtained, with no conditions unacceptable to the Buyer, in the Buyer’s reasonable discretion, and such consents shall be in full force and effect; and

(b)The Buyer shall have obtained financing for the Purchase Price on terms satisfactory to the Buyer in the Buyer’s reasonable discretion.

Section 6.8.  Material Adverse Change. Solely with respect to the Buyer’s obligations to close this Agreement, there shall have been no Material Adverse Change from December 31, 2018 to the Closing Date with respect to the Business or the Assets.

Section 6.9.  Title Report and Insurance.  Solely with respect to the Buyer’s obligations to close this Agreement, and without limiting Section 5.22 hereof, the Title Company shall be ready, willing, and able to issue an ALTA Owner’s Policy (the “Title Policy”), in form reasonably satisfactory to Buyer, with coverage in the amount of the Purchase Price allocated to the Real Property, showing fee title to the Real Property subject only to the Permitted Encumbrances, discrepancies, conflicts in boundary lines, shortage in area, encroachments, or any other facts which a correct survey would disclose and such other matters as may be set forth in the Title Policy.

Section 6.10.  Assignment of Purchase and Sale Agreement with Cypress Abbey Company (“Cypress Abbey”).  Solely with respect to the Buyer’s obligations to close this Agreement, Seller shall deliver, or cause to be delivered, to Buyer an assignment of that certain Purchase and Sale Agreement dated April 14, 2017 and all amendments thereto (collectively, the “Take Down Agreement”), for the purchase of the Takedown Lots (as such term is defined therein), which assignment shall be in form and content reasonably acceptable to Buyer.   Seller shall obtain (and Buyer shall cooperate and assist Seller in obtaining) Cypress Abbey’s consent to said assignment prior to Closing, which consent is an express condition precedent of this Agreement and Closing.

Section 6.11Discharge of Liens.  Solely with respect to the Buyer’s obligations to close this Agreement, all Liens encumbering the Business and Assets that are not Permitted Encumbrances or Assumed Liabilities shall be satisfied, terminated, and/or discharged of record by Seller on or prior to the Closing Date in order for Seller to convey to Buyer good and marketable or insurable title to the Business and the Assets.

Section 6.12.Water and Well Easement and Agreements.  Solely with respect to the Buyer’s obligations to close this Agreement, Buyer obtains and receives valid, binding and enforceable water and well easements, rights and agreements presently used by Seller in the operation of the Business.

Section 6.13.Failure to Satisfy Conditions.  Any of the Seller’s and Buyer's respective conditions precedent required for said party to close this Agreement and the transactions contemplated hereby as set forth above may be waived in whole or in part by said party in writing at any time on or before the Closing Date.

ARTICLE VII

Termination

Section 7.1.Termination of Agreement.  The parties may terminate this Agreement only as provided below:

(a)Mutual Consent.  The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)Termination by Seller.  The Seller may terminate this Agreement prior to Closing  by written notice to the Buyer (i) if any Regulatory Approvals required by Section 6.2 are not obtained on or before the Outside Date (as the same may be further extended pursuant to Section 5.17 hereof) so long as the Seller has expended commercially reasonable efforts to obtain any such approvals required to be obtained by the Seller by this Agreement or applicable Law; (ii) if at any time the Buyer is in material breach of any of its representations, warranties, covenants  or obligations under this Agreement, which breach cannot be or has not been cured within thirty (30) calendar days after the Seller has given written notice of such material breach to the Buyer, (iii) if any of the conditions precedent for Seller’s performance of this Agreement as set forth in Article VI have not be fully performed or waived or (iv) if for any other reason, the Closing shall not have occurred on or before the Outside Date (as the same may be further extended pursuant to Section

5.17 hereof) other than due to the breach or default of the Seller of its obligations under this Agreement.

(c)Termination by Buyer.  The Buyer may terminate this Agreement prior to Closing by written notice to the Seller (i) if any Regulatory Approvals and Required Consents required by Section 6.2 are not obtained on or before the Outside Date (as the same may be further extended pursuant to Section 5.17 hereof), so long as the Buyer has expended commercially reasonable efforts to obtain any such approvals required to be obtained by the Buyer pursuant to this Agreement or applicable Law, (ii) if at any time the Seller is in breach of any of its representations, warranties, covenants or obligations under this Agreement, which breach has a Material Adverse Effect, and cannot be or has not been cured within thirty (30) calendar days after the Buyer has given written notice of such material breach to the Seller, (iii) if the Seller modifies the Schedules outside of the ordinary course of business and such modification has a Material Adverse Effect, (iv) if the Seller has experienced a Material Adverse Change as determined pursuant to Section 6.8, (v) if any of the conditions precedent for Buyer’s performance of this Agreement as set forth in Article VI have not be fully performed or waived or (vi) if for any other reason, the Closing shall not have occurred on or before the Outside Date (as the same may be further extended pursuant to Section 5.17 hereof) other than due to the breach or default of the Buyer of its obligations under this Agreement.

(d)Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 7.1(a) through (c) above, this Agreement shall forthwith become void and have no effect, and be without liability on the part of any party or its affiliates, directors, managers, members or stockholders, except that Sections 5.21 (Confidentiality), 8.6 (Dispute Resolution) and Article IX hereof, shall survive such termination and (iii) no party shall be relieved of liability under, and as provided in, this Agreement for a breach of this Agreement occurring prior to such termination, or for a breach of any provision of this Agreement which specifically survives termination hereunder.

ARTICLE VIII

Survival of Representations, Warranties

and Covenants; Indemnification

Section 8.1.Nature of Representations.  For purposes of this Agreement, the contents of all certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations and warranties made in this Agreement, constitute representations and warranties made in this Agreement by the Seller or the Buyer, as the case may be.

Section 8.2.Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and obligations of the parties made in this Agreement shall survive Closing, as follows:

(a)The representations and warranties set out in Sections 3.1(Organization; Standing; Authorization; Capacity), 3.3 (Tax Matters), 3.5(a) (Title to Assets), 3.10 (Preneed and Trust Accounts and Endowment Care Funds), 3.14(e) (Real Estate Taxes) (claims with respect to any of the foregoing representations and warranties referred to herein as “Special Claims”) and 4.1 (Authority), for a period of three (3) years following Closing;

(b)All other representations and warranties made in this Agreement, for a period of two (2) years following Closing;

(c)All covenants, agreements and obligations made in this Agreement which by their terms, are required to be performed at or prior to Closing, for a period of one (1) year following Closing, all other covenants, agreements and obligations made in this Agreement, except for the Special Covenants (as hereinafter defined), for a period of three (3) years following Closing, unless otherwise specified herein; and

(d) Buyer’s assumption of the Assumed Liabilities set forth in Section 1.4.1, Seller’s retention of the Retained Liabilities in Section 1.4.2 and the covenants set forth in Section 5.8 (Post Closing Access and Cooperation), Section 5.24 (Wrongful Burial Resolution) and Section 5.25 (Post-Closing Tax Matters) (collectively the “Special Covenants”), and Section 9.4 (Seller’s Broker),  without limitation.

Notwithstanding anything else herein to the contrary, the indemnification obligations set forth in this Article VIII for breaches of representations and warranties and covenants shall remain in full force and effect until the expiration of the applicable survival date for such representations and warranties and covenants.  Such survival limitations and time periods shall not apply to any indemnity claims that Seller or Buyer may have against each other based upon any claims, actions or proceedings asserted by any third party or government entity made against Seller or Buyer, including but not limited to those concerning the alleged mishandling of burials, cremations, and/or human or cremated remains.  Instead, there shall be no time limitations regarding Seller’s and Buyer’s respective indemnity rights against each other based upon such third party and/or government claims.

Section 8.3.Indemnification by Seller.  (a)  The Seller agrees to indemnify and hold the Buyer, its Affiliates, and their respective officers, directors, managers and employees, harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

(i)any breach or default in the performance by the Seller of any covenant, condition or agreement of the Seller contained in this Agreement or any related document executed pursuant hereto;

(ii)any breach of warranty or inaccurate or erroneous representation made by the Seller herein (unless such breach of warranty or inaccurate or erroneous representation was actually known by a Buyer Representative after reasonable inquiry to exist prior to the date of this Agreement); provided, however, that the Seller shall be responsible for any breach of any representation or warranty that was made as of the date of this Agreement (unless made as of another prior designated date, then as of such date) (X) reflected in any updating to the Schedules that was made after the date of this Agreement unless related to any Purchase Price Adjustment Matters or (Y) regardless of any knowledge of a Buyer Representative obtained after the date of this Agreement, in either case, notwithstanding that Closing has occurred;

(iii)the failure of the Seller to fully pay and discharge as and when same are due any and all Retained Liabilities;

(iv)any Taxes or other Liens which Seller is required to satisfy, terminate, and/or discharge of record as set forth in the Agreement;

(iv) without limiting the generality of clause (iii), all Taxes or other Losses that the Buyer becomes liable for as a result of the failure to file any applicable bulk sales notices or pay any of the Seller’s Taxes;

(v)any Claims arising out of, resulting from or related to Seller’s failure to comply with any Laws (including labor and employment Laws) applicable to Seller prior to the Effective Time. The term “Claim” means any civil, criminal, administrative, regulatory or investigative action or proceeding commenced or threatened by a third party, including a Governmental Entity and regulatory agencies, however described or denominated; and

(vi)any Claims alleging Seller’s negligence and/or tortious acts or omissions regarding the operation of the Business (including any Burial Issues) occurring or existing prior to the Effective Time.

(b)The Seller shall reimburse the Buyer for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate; provided, however, that the Buyer acknowledges that the afore-described indemnification responsibilities of the Seller hereunder shall be, notwithstanding the prior terms hereof, limited as follows:

(i)Buyer shall have no claim for indemnification under Section 8.3(a)(ii) until the aggregate amount of all Losses, damages and expenses incurred which would otherwise be subject to indemnification under Section 8.3(a)(ii) exceeds $25,000, then only to the extent of such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under Section 8.3(a)(ii) exceed $2,500,000; provided, however, that the limitations set forth in this Section 8.3(b)(i) shall not apply to any Losses resulting from or arising out of, directly or indirectly, (A) any Special Claims, as to which the Seller shall have liability for the entire amount of such Loss up to the Purchase Price or (B) claims arising from any actual fraud on the part of the Seller, as for which the Seller shall have liability for the entire amount of such Loss without limitation; and

(ii)The Seller will be entitled to receive as a credit against any indemnification amount owing to the Buyer hereunder an amount equal to the net proceeds of any insurance policy actually received by the Buyer for any Loss for which the Seller agreed to indemnify the Buyer under this Section 8.3.  To the extent the Buyer has obtained insurance coverage for matters occurring prior to the Effective Time, at the request of the Seller, the Buyer agrees to make a claim with its carrier with respect to any such Loss. Nothing contained herein will have the effect of requiring the Buyer to acquire such coverage.  Any claims paid to the Buyer pursuant to this Article VIII shall be treated as a reduction in the Purchase Price.

Section 8.4.Indemnification by Buyer.  (a) The Buyer agrees to indemnify and hold the Seller, its Affiliates, and their respective officers, directors, managers, employees, successors and assigns, harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

(i)any breach or default in the performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or any related document executed pursuant hereto;

(ii)any breach of warranty or inaccurate or erroneous representation made by the Buyer herein (unless such breach of warranty or inaccurate or erroneous representation was known by the Seller after reasonable inquiry to exist prior to the date of this Agreement); provided, however, that the Buyer shall be responsible for any breach of any representation or warranty that was made as of the date of this Agreement (unless made as of another prior designated date, then as of such date) (X) reflected in any updating to the Schedules that was made after the date of this Agreement unless related to any Purchase Price Adjustment Matters or (Y) regardless of any knowledge of the Seller obtained after the date of this Agreement, in either case, notwithstanding that Closing has occurred;

(iii)the failure of the Buyer to fully pay and discharge as and when same are due the Assumed Liabilities; and

(iv)any Claims arising out of, resulting from or related to Buyer’s failure to comply with any Laws (including labor and employment Laws) applicable to Buyer in the course of consummating the transactions contemplated under this Agreement.

(b)The Buyer shall reimburse the Seller for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate provided, however, that the Buyer will be entitled to receive as a credit against any indemnification amount owing to the Seller hereunder an amount equal to the net proceeds of any insurance policy actually received by the Seller for any Loss for which the Buyer agreed to indemnify the Seller under this Section 8.4.  To the extent the Seller has obtained insurance coverage for matters occurring prior to the Effective Time, at the request of the Buyer, the Seller agrees to make a claim with its carrier with respect to any such Loss. Nothing contained herein will have the effect of requiring the Seller to acquire such coverage.

Section 8.5.Assertion of Claims.  (a)No claim shall be brought by any Indemnitee (as defined below) against any Indemnitor (as defined below) under this Article VIII, and no Indemnitee shall be entitled to receive any payment with respect thereto, unless the Indemnitee gives the Indemnitor written notice of the existence of any such claim prior to the expiration of the applicable time period set forth in Section 8.2 above.  Such notice must specify in reasonable detail the nature and dollar value of the alleged breach and must be accompanied by all documentation in the possession or control of the Indemnitee evidencing such breach.  Except as set forth in this Article VIII, if the Indemnitee and Indemnitor fail to reach a mutually acceptable resolution of such claim within thirty (30) days after the giving of such notice, the Indemnitee shall have the right to commence legal proceedings.

(b)No party shall be entitled to recover Losses in respect of any claim for indemnification or otherwise obtain reimbursement or restitution more than once with respect to any such claim hereunder.   No Losses may be claimed under this Article VIII by any Indemnitee to the extent such Losses relate to Purchase Price Adjustment Matters.

Section 8.6.Dispute Resolution.  (a)  Any and all disputes among the parties to this Agreement (defined for the purpose of this provision to include their principals, agents and/or Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Wilmington, Delaware, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the parties hereto.  If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.

(b)The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review.  The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).

(c)The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of law determined under the laws of the State of Delaware, unless otherwise expressly provided for herein, without regard to its principles of conflicts of laws.  The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within a reasonable period after the appointment of the arbitrator.

(d)The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(e)Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award.  The arbitrator shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator deems just and equitable under the circumstances.

(f)The parties hereto agree that the provisions of this Section 8.6 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief with respect to the enforcement of any covenant or agreement of another party to this Agreement.

Section 8.7.Defense of Claims.  (a)  If any claim or action by a third party or government entity arises after the Closing Date for which an Indemnitor is or may be liable under the terms of this Agreement, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such claim or action arises and is known to the Indemnitee (provided, however, that failure to provide such notice will not affect the Indemnitee’s rights to indemnity hereunder from Indemnitor, unless the Indemnitee can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice) and shall give the Indemnitor a reasonable opportunity:  (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iv) to employ counsel to contest any such claim or action in the name of the Indemnitee or otherwise (except as set forth below in Section 8.7(b)).

(b)If the Indemnitor wishes to assume the defense of such claim or action, it shall give written notice of such intention to the Indemnitee within ten (10) days after Indemnitor first receives written notice of such Claim, and thereafter Indemnitee shall permit, and Indemnitor shall assume, the defense of any such claim or action, through counsel reasonably satisfactory to the Indemnitee.  Notwithstanding the foregoing, the Indemnitee may participate in such defense of such claim or action (with one or more counsel of its own choice) at its own expense, provided, however, that if the parties to any such claim or action (including any impleaded parties) include both the Indemnitor and the Indemnitee, and the Indemnitor shall have been advised in writing by counsel for the Indemnitee that there may be one or more defenses available to the Indemnitee that are not available to the Indemnitor or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnitor and the Indemnitee, the Indemnitor shall not have the right to assume the defense of such claim or action on behalf of the Indemnitee and the fees and expenses of one such separate counsel employed by the Indemnitee shall be at the expense of the Indemnitor.

(c)If the Indemnitor shall not assume the defense of any claim or action within ten (10) days after Indemnitor first receives written notice of such claim or action, the Indemnitee may defend against such claim or action in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) and a recovery against the Indemnitee in such claim or action for damages suffered by it in good faith, shall be conclusive in its favor against the Indemnitor.

(d)The Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or action or consent to the entry of any judgment with respect thereto which does not include, as an unconditional term thereof, the giving to the Indemnitee a release by all other participants from all liability in respect of such claim or action.  Unless the Indemnitor shall have elected not to assume the defense of any claim subject to Article VIII or, after reasonable written notice of any claim or action that is subject to the indemnification provisions of this Article VIII shall have failed to assume or participate in the defense thereof, the Indemnitee may not settle or compromise such claim or action without the written consent of the Indemnitor, such consent not to be unreasonably withheld.

(e)Upon determination of the amount due to an Indemnitee (“Indemnification Amount”) in connection with any matter for which indemnification is sought under this Article VIII (“Indemnification Matter”) (whether by agreement between the Indemnitor and the Indemnitee or after a settlement agreement is executed or a final judgment or order is rendered by an arbitrator or court of competent jurisdiction with respect to the Indemnification Matter), the Indemnitor shall promptly (and in any event, not later than 10 days after such determination) pay the Indemnification Amount, in cash, to the Indemnitee.  Any Indemnification Amount that is not paid in full within 10 days after final determination of the Indemnification Amount as set forth above, such unpaid amount shall thereafter accrue interest through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of such final determination.

Section 8.8.LIMITATION OF DAMAGES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, STATUTORY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR ANY MULTIPLE OF ACTUAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 8.9.Cooperation.  The parties shall cooperate fully with each other to maximize the availability of insurance coverage under the policies maintained by the Seller immediately preceding the Closing Date for claims or actions by third parties which may be subject to indemnification pursuant to Sections 8.3 and 8.4.  If the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

Section 8.10.Definitions.  (a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean the Buyer, its Affiliates, and their respective officers, directors, managers, employees, successors or assigns, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Seller, its Affiliates, and their respective officers, directors, managers, employees, successors or assigns.

(b)In the case of a claim of indemnification brought pursuant to Section 8.3,

“Indemnitor” shall mean the Seller, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean the Buyer.

Section 8.11.Exclusive Remedies.  From and after Closing, the parties’ and their respective Affiliates’ right to indemnification under this Article VIII with respect to any Losses shall be their sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby, and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto, except for claims for specific performance or injunctive relief.  Without limiting the generality of the foregoing, the parties’ and their Affiliates irrevocably waive to the fullest extent permitted by law any claim or cause of action that it might otherwise assert including, without limitation, any right to rescission, under the common law or federal or state securities, trade regulations or other laws, by reason of this Agreement or the transactions contemplated hereby, except for claims and causes of action brought for indemnification pursuant to this Article VIII and except for claims for specific performance or injunctive relief.

THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX

Miscellaneous

Section 9.1.Notices.  All notices provided for hereunder shall be in writing and shall be deemed to be given:

(a)When delivered to the individual, or to an officer of the company, to which the notice is directed;

(b)Three (3) days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c)When delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section.  Notices shall be directed as follows:

(1)if to Seller, to:

Chief Executive Officer

StoneMor Partners L.P.

3600 Horizon Boulevard, Suite 100

Trevose, Pennsylvania 19053

with a copy to:

General Counsel

StoneMor Partners L.P.

3600 Horizon Boulevard, Suite 100

Trevose, Pennsylvania 19053

(2)if to Buyer, to:

Cypress Lawn Cemetery Association

1370 El Camino Real

Colma, CA 94014

Attention: Mr. Robert A. Gordon Jr.

President & CEO

with a copy to:

Nicholas P. Forestiere, Esq.

Gurnee, Mason, Rushford, Bonotto & Forestiere LLP

2240 Douglas Blvd., Suite 150

Roseville, CA  95661

or at such other place or places or to such other Person or Persons as shall be designated by like notice by any party hereto.

Section 9.2.Expenses.  Each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the preparation and carrying out of this Agreement.  Except as provided for in Section 1.6 the Seller and/or the Buyer shall pay any fees imposed on the Closing of this transaction, consistent with the customary practices in the state where the Business is located.

Section 9.3.Attorneys’ Fees.  In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorneys’ fees, costs and expenses associated with any such action.  If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorneys’ fees and costs associated therewith.

Section 9.4.Seller’s Broker.  Seller has engaged the services of a broker to assist with the transaction contemplated by this Agreement.  Seller shall be solely responsible for the payment of Seller’s broker’s fees and costs, and Seller agrees to indemnify the Buyer against any claim by its broker for any unpaid commission, brokerage or finder’s fee made by the Seller’s broker arising in relation to this Agreement.

Section 9.5.Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties except that prior to Closing, the Buyer may assign its rights and obligations hereunder to any one or more of its direct or indirect wholly-owned subsidiaries, provided that any such assignment shall not relieve the Buyer from its obligations and liabilities hereunder.  Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.  In the event the Buyer transfers the Business or a majority of the assets relating to the Business to any person or entity after Closing, the Buyer shall require as a condition to such transfer that the transferee agree to perform any obligations remaining to be performed under this Agreement as if such transferee were a party to this Agreement.  The obligations of the Seller hereunder shall be joint and several as to all parties defined as a “Seller” in this Agreement and the obligations of the Buyer hereunder shall be joint and several as to all parties defined as a “Buyer” in this Agreement.

Section 9.6.Entire Agreement; Amendment.  (a) This Agreement together with the other agreements provided for herein embodies the whole agreement of the parties.  There are no promises, terms, conditions, or obligations other than those expressly contained herein.  Except for the terms of any Confidentiality Agreement, all previous negotiations, communications, representations or agreements between the parties hereto, whether verbal or written, which are not herein contained, are hereby superseded, withdrawn, annulled and of no force or effect.

(b)This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.

Section 9.7.Captions; Counterparts.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or electronically transmitted signature page shall constitute an original.

Section 9.8.Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws, unless otherwise expressly set forth herein and any proceedings to enforce the terms of this Agreement shall be brought solely in a court of competent jurisdiction sitting in Wilmington, Delaware.  By entering into this Agreement, the parties hereto specifically waive all right to a jury trial, as well as objections and defenses based on lack of personal jurisdiction, improper venue, and forum non conveniens.

Section 9.9.Severability.  In case any term, phrase, clause, paragraph, restriction, covenant or agreement herein contained shall be held to be invalid or unenforceable, the same shall be deemed and it is hereby agreed that the same are meant to be severable and shall not defeat or impair the validity, legality or enforceability of the remaining provisions hereof.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Asset Sale Agreement to be effective on the date first above written.

BUYER:
CYPRESS LAWN CEMETERY ASSOCIATION, a nonprofit corporation By:_/s/ Robert A. Gordon Jr.___ Print name: Robert A. Gordon Jr. Print title: President & CEO

[Buyer’s signature page to Asset Sale Agreement]

SELLER:
STONEMOR CALIFORNIA, INC., a California corporation By: /s/ Austin K. So_______________ Austin K. So, Senior Vice President, Secretary and Chief Legal Officer	STONEMOR CALIFORNIA SUBSIDIARY, INC., a California corporation By: /s/ Austin K. So_______________ Austin K. So, Senior Vice President, Secretary and Chief Legal Officer

[Seller’s signature page to Asset Sale Agreement]

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